Exhibit 23.1

April 13, 2009

Stepp Law Corporation

15707 Rockfield Boulevard, Suite 101

Irvine, California 92618

Micron Enviro Systems, Inc.

8 Bond Street, #121

Great Neck, New York 11021

Attn:  Bradley Rudman

Re:  Registration Statement on Form S-8

Dear Mr. Rudman:

As special counsel to Micron Enviro Systems, Inc., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding the issuance by the Company to (i) Graeme Sewell, (ii) Jason Gigliotti, (iii) Bernard McDougall, (iv) Jim Nelson, (v) Diane Terrett, (vi) Negar Towfigh, and (vii) Jason Shull (the “Participants”) of 56,000,000 shares of the Company’s $.001 par value common stock (the “Shares”). We have been informed and, therefore, assume that the Shares will be registered for issuance by the provisions of that certain Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), (the "Registration Statement"). As special counsel to the Company and for purposes of responding to that request, we have relied upon information provided by representatives of the Company for purposes of this opinion (the “Information”).  We have been informed and, therefore, assume that the Shares will be issued by the Company pursuant to the provisions of (i) the Company’s 2006 C Non Qualified Stock Option Plan (the “2006 C Option Plan”); (ii) the Company’s 2007 Option Plan (the “2007 Option Plan”); and (iii) Non-Qualified Stock Option Agreements entered into by and among the Participants, on the one hand, and the Company, on the other hand (the “Agreements”).  For convenience, the 2006 C Option Plan and 2007 Option Plan shall be referred to in this letter as the “Plans”.  Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

We have been informed and, therefore, assume, that Bernard McDougall will be issued 5,000,000 of the Shares pursuant to the 2006 C Option Plan.  We are informed and, therefore, assume, that Jim Nelson will be issued 1,000,000 of the Shares pursuant to the 2006 C Option Plan.  We are informed and, therefore, assume, that Dan Terrett will be issued 1,000,000 of the Shares pursuant to the 2006 C Option Plan.  We are informed and, therefore, assume, that Negar Towfigh will be issued 1,340,000 of the Shares pursuant to the 2006 C Option Plan.

We are informed and, therefore, assume, that Ms. Towfigh will be issued 8,660,000 of the Shares pursuant to the 2007 Option Plan.  We are informed and, therefore, assume, that Graeme Sewell will be issued 10,000,000 of the Shares pursuant to the 2007 Option Plan.  We are informed and, therefore, assume, that Jason Gigliotti will be issued 14, 000,000 of the Shares pursuant to the 2007 Option Plan.  We are informed and, therefore, assume, that Jason Shull shall be issued 15,000,000 of the Shares pursuant to the 2007 Option Plan.

We confirm that we have assumed, without investigation, (i) the truthfulness and veracity of the Information; (ii) the genuineness of all signatures to all documents included in the definition of the Information; (iii) the legal capacities of all persons who executed those documents; (iv) the appropriate authorization and valid execution by all parties to those documents; (v) that those documents are free from any form of fraud, misrepresentation, duress, and criminal activity; (vi) the conformity of the originals of those documents to those copies thereof which were submitted to us; and (vii) the appropriate delivery and acceptance of those documents by all parties thereto. As to any material facts relating to the opinion specified in this letter which we did not verify independently, we confirm that we have relied upon representations of representatives of the Company, which are included in the definition of the Information. Solely for purpose of the opinion specified in this letter, you should assume that our investigation has been, and will continue to be, limited exclusively to that information that we believe is necessary to furnish that opinion.

Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the (i) Registration Statement, (ii) Agreements, and (iii) Plans, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable laws of each state and other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued, and non-assessable. We express no opinion as to noncompliance with the laws of any particular jurisdiction in which the Shares may be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter.

We expressly disclaim any obligation to inform you of any facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion specified in this letter. We confirm that we render no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, or any portion thereof.  The opinion specified in this letter is expressly limited to the matters specified in this letter, and we make no opinion, express or implied, as to any other matters relating to the Company or its securities.

The opinion specified in this letter is furnished solely for your benefit regarding the transactions specified in this letter and may not be delivered to or relied upon by any other person without our prior written consent.  The opinion specified in this letter supersedes in its entirety any previous opinion from us regarding the subject matter of this letter.

We consent to the use of this letter as an exhibit to the Registration Statement. In furnishing that consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

This opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, and (iv) may not be relied upon for any other purpose whatsoever.  Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each particular jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW CORPORATION

/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.

TES/sae